As filed with the Securities and Exchange Commission on January 10, 2022.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TELEFONAKTIEBOLAGET LM ERICSSON

(Exact name of registrant as specified in its charter)

LM ERICSSON TELEPHONE COMPANY

(Translation of Registrant’s Name into English)

Kingdom of Sweden	98-0107940
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Torshamnsgatan 21, Kista

SE-164 83, Stockholm, Sweden

(Address of Principal Executive Offices) (Zip Code)

Ericsson Share Purchase Plan

(Full title of the plan)

Ericsson Inc.

Head of Legal Affairs

Legal Department

6300 Legacy Drive

Plano, Texas 75024

(972) 583-0000

(Name, address, and telephone number, including area code, of agent for service)

With copies to:

Alexander R. McClean, Esq.

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, New York 14604

(585) 232-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
B Shares of Telefonaktiebolaget LM Ericsson, Quota value Swedish Kronor 5.00 each	18,750,000	$10.98 USD	$205,875,000 USD	$19,085 USD

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall be deemed to cover additional Shares that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or other similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended. Based on the average of the high and low price for Class B Shares on the Nasdaq Stockholm January 3, 2022, and the buying rate for Swedish Krona of 1.00 kr = $0.1098, based on the exchange rate by Bloomberg on January 3, 2022.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be delivered to participants in the Ericsson Share Purchase Plan (the “Plan”) as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. Such documents are not required to be, and are not being, filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC are incorporated by reference herein (except for portions thereof furnished or otherwise not filed with the SEC pursuant to Items 2.02 or 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K, which are deemed not to be incorporated by reference into this Registration Statement):

•	The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the SEC on March 25, 2021.

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2020.

•	The description of the Company’s B Shares incorporated by reference to Exhibit 2.3 to the Company’s Form 20-F dated March 25, 2021.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the effective date of this Registration Statement (except for the portions thereof furnished or otherwise not filed with the SEC which are deemed not to be incorporated by reference into this Registration Statement), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Swedish law, directors and officers are protected against personal liability that they may incur whilst performing their duties, through purchase of Directors’ and Officers’ Liability Insurance. Although there is no statutory obligation to provide such indemnification or insurance coverage, it is rather common for at least mid-sized and larger companies to provide Directors’ and Officers’ Liability Insurance which gives the directors and officers insurance coverage for any personal liability. The insurance covers (e.g.) attorney’s fees and other legal costs as well as any damages that the directors or officers may be found liable to pay. However, the insurance does not, as a main rule, provide protection against, inter alia, actions undertaken with gross negligent or willful misconduct or civil or criminal fines or imprisonments.

The Company’s articles of association do not contain provisions regarding the indemnification of directors and officers. However, it is nonetheless possible for the Company to provide Directors’ and Officers’ Liability Insurance, which provides protection against losses and expenses incurred by the director or officer in the execution of the duties under an employment agreement or law, with the exceptions mentioned above.

The Company currently maintains Directors’ and Officers’ Liability Insurance for its directors and officers as well as officers and directors of its subsidiaries.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1*	Articles of Association of the Company (Org. #556016-0680) dated March 2021 and adopted at the Company’s Annual General Meeting on March 30, 2021

4.2*	Ericsson Share Purchase Plan

4.3	Specimen certificate representing Non-restricted B Shares of the Company (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form F-1 (File No. 2-82969)).

23.1*	Consent of Deloitte AB

23.2*	Consent of PricewaterhouseCoopers AB

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stockholm, Kingdom of Sweden, on January 10, 2022.

TELEFONAKTIEBOLAGET LM ERICSSON

By:	/s/ Xavier Dedullen
Xavier Dedullen
Senior Vice President and Chief Legal Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Xavier Dedullen and John Moore, each of them acting individually, as his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, to act for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and otherwise), and any other documents in connection therewith, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Each of the undersigned has executed this power of attorney as of the date indicated.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Börje Ekholm Börje Ekholm	President, Chief Executive Officer and Director (Principal Executive Officer)	January 10, 2022

/s/ Carl Mellander Carl Mellander	Chief Financial Officer (Principal Financial Officer)	January 10, 2022

/s/ Ronnie Leten Ronnie Leten	Chairman of the Board	January 10, 2022

/s/ Helena Stjernholm Helena Stjernholm	Deputy Chairman of the Board	January 10, 2022

/s/ Jacob Wallenberg Jacob Wallenberg	Deputy Chairman of the Board	January 10, 2022

/s/ Jon Fredrik Baksaas Jon Fredrik Baksaas	Director	January 10, 2022

/s/ Jan Carlson Jan Carlson	Director	January 10, 2022

/s/ Nora Denzel Nora Denzel	Director	January 10, 2022

/s/ Eric Elzvik Eric Elzvik	Director	January 10, 2022

/s/ Kurt Jofs Kurt Jofs	Director	January 10, 2022

/s/ Kristin Rinne Kristin Rinne	Director	January 10, 2022

/s/ Torbjörn Nyman Torbjörn Nyman	Director and Employee Representative	January 10, 2022

/s/ Anders Ripa Anders Ripa	Director and Employee Representative	January 10, 2022

/s/ Kjell-Åke Soting Kjell-Åke Soting	Director and Employee Representative	January 10, 2022

/s/ Ulf Rosberg Ulf Rosberg	Director and Employee Representative (deputy)	January 10, 2022

/s/ Loredana Roslund Loredana Roslund	Director and Employee Representative (deputy)	January 10, 2022

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Form S-8, this Registration Statement has been signed below by the undersigned as the duly authorized representative of Telefonaktiebolaget LM Ericsson in the United States on January 10, 2022.

By:	/s/ John Moore
Name:	John Moore
Title:	Vice President and Head of Legal Affairs of Ericsson Inc.